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[SORRENTO NETWORKS]        Exhibit 99.1 News Release




  Sorrento Networks Completes Capital Restructuring Plan

  Landmark Achievement Significantly Strengthens the Company's Balance Sheet, Provides Financial Flexibility for Continued Growth, and Satisfies
                         Nasdaq Listing Requirements

San Diego, CA - June 5, 2003 - Sorrento Networks Corporation (Nasdaq NM: FIBR), a leading supplier of intelligent optical networking solutions for metro and regional applications, today announced that it has completed the capital and corporate restructuring plan that was approved by shareholders on May 29, 2003.

"This is an exciting day in the history of Sorrento," stated Phil Arneson, chairman and chief executive officer of Sorrento Networks. "This comprehensive restructuring gives us a new beginning. It dramatically improves our balance sheet, increases our sales opportunities with major customers and provides flexibility to raise the additional capital we need. In addition, the contemplated merger of our two operating subsidiaries will simplify our corporate structure. We can now focus all of our energy on growing the business and maximizing shareholder value."

Arneson continued, "It has taken many months of tireless effort by a dedicated management team to make this restructuring plan a reality. We have overcome every obstacle, defied the odds against us, and have emerged from this process stronger than ever - poised for growth. We have great technology, a sound product strategy, and a loyal customer base. We have the right people in place to accomplish wonderful things in the future. I want to thank Sorrento's loyal employees again for their dedication, and the Series A Preferred shareholders and debenture holders for their cooperation with and confidence in Sorrento."

"We are dedicated to the future prosperity of Sorrento," concluded Arneson.

Restructuring Plan Summary
The Restructuring Plan in its entirety is described in the proxy statement that was mailed to shareholders on April 15, 2003. In brief, the Company's $81 million in debt obligations consisting of $32.2 million in convertible bonds and $48.8 million in an outstanding "put" from the Series A Preferred shareholders have been converted into




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common shares of the Company and into $12.5 million in new secured convertible debentures maturing in August 2007. The Senior Convertible Debenture Holders and Series A Preferred Shareholders have received common shares and new convertible debentures, which, in the aggregate, represent approximately 87.5% of the Company's common stock on a "diluted basis," a term that is also described in the proxy statement. Existing shareholders retained 7.5% of the common stock of the Company on the same diluted basis and will receive non-transferable warrants to purchase approximately 5% of the Company's common stock.

In addition, the Company has reincorporated in the State of Delaware, and will soon merge its two operating subsidiaries, Sorrento Networks, Inc. and Meret Communications, Inc., into itself.

The following table, provided to satisfy a NASDAQ information request, shows a proforma comparison of the Company's balance sheet based on the most recent financials. It demonstrates, among other things, that the Company now has positive shareholder equity in excess of $10 million, satisfying the applicable Nasdaq listing requirement.


            PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 (In Thousands)


                                                           Historical          Proforma           Proforma
                                                         April 30, 2003      Adjustments       April 30, 2003
---------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
      Cash and equivalents                                       $ 3,785                               $ 3,785
      Accounts receivable, net                                     5,000                                 5,000
      Inventory, net                                              11,973                                11,973
      Other current assets                                           592                                   592
      Investment in marketable securities                          5,020                                 5,020
---------------------------------------------------------------------------------------------------------------
          TOTAL CURRENT ASSETS                                    26,370          -                     26,370
---------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT, NET                                       15,390                                15,390

OTHER ASSETS                                                       6,329                                 6,329

---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                     $48,089          -                    $48,089
===============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

      Current maturities of long term debt                           204                                   204
      Accounts payable                                             3,595                                 3,595







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

      Deferred Revenue                                                       373                                   373
      Accruals and other current liabilities                              11,068                                11,068
      Preferred Stock                                                     48,800           (48,800)  A              (0)
-----------------------------------------------------------------------------------------------------------------------
          TOTAL CURRENT LIABILITIES                                       64,040           (48,800)             15,240
-----------------------------------------------------------------------------------------------------------------------

Debentures payable, net of unamortized costs and discounts                19,940           (32,200)  B
                                                                                             6,066   B
                                                                                             6,194   B
                                                                                            13,100   C          13,100
Other long-term liabilities                                                3,696                                 3,696

-----------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES                                               87,676           (55,640)             32,036
-----------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
      Preferred stock, $.01 par value; liquidation preference $1,353           1                                     1
      Common stock                                                         5,318            43,520   D          48,838
      Additional paid in capital                                         144,933             2,933   E
                                                                                            (6,066)  B         141,800
      Accumulated deficit                                               (193,758)           (2,933)  E
                                                                                            (6,194)  B
                                                                                            24,380   B        (178,505)
      Accumulated comprehensive loss                                       3,988                                 3,988
      Treasury stock                                                         (69)                                  (69)

-----------------------------------------------------------------------------------------------------------------------
          TOTAL STOCKHOLDERS' EQUITY                                     (39,587)           55,640              16,053
-----------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $  48,089                 -           $  48,089
=======================================================================================================================



Notes on the Proforma Consolidated Balance Sheet:

A    To record the retirement of the Series A shares.

B To record reacquisition of the Outstanding Debentures, including the reacquisition of the beneficial conversion option associated with the convertible debt. An entry of $6.1 million is recorded to additional paid in capital to reflect the estimated value of the beneficial conversion option at the date of extinguishment. An additional $6.2 million representing the unamortized balance of the previously issued debt costs and incremental value of the beneficial conversion feature not reacquired will be recorded as part of the gain on extinguishment.

C To record the issuance of the Exchange Debentures ($12.5 million) and the Fee Amount Debentures ($0.6 million). The Fee Amount Debentures were issued to certain exchanging holders in satisfaction of certain legal fees incurred by them in litigation with the Company.

D To record the value of the new shares of common stock issued to holders of the Outstanding Debentures and Series A. Amount is estimated at 8,029,578 shares at a per share price of $5.42. This is the volume-weighted average closing price of the Company's common stock on the ten trading days ending on the third trading day prior to the closing, which is also the conversion price for the Exchange Debentures and the Fee Amount Debentures.

E To record the upcoming issuance of the New Warrants to existing shareholders. The value of the New Warrants was determined using the Black Scholes option pricing model based on the following inputs: Option price of $5.96, estimated life of 4 years, volatility of 173%, no dividends and a risk free rate of return of 2.3%.





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Nasdaq Listing
Completion of the restructuring plan has satisfied the shareholder equity requirement for continued listing on the Nasdaq National Market. As noted above, as a result of the consummation of the restructuring transaction, the Company now has a positive shareholders' equity in excess of $10 million.

About Sorrento Networks
Sorrento Networks, headquartered in San Diego, is a leading supplier of intelligent optical networking solutions for metro and regional applications worldwide. Sorrento Networks' products support a wide range of protocols and network traffic over linear, ring and mesh topologies. Sorrento Networks' existing customer base and market focus includes communications carriers and service providers in the telecommunications, cable TV and utilities markets. Recent news releases and additional information about Sorrento Networks can be found at www.sorrentonet.com.

Forward-Looking Statements
Except for historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Words such as "plans," "expects," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The occurrence of actual events may differ materially due to a variety of factors, including without limitation the following: (1) Sorrento Networks' ability to fund its operations until such time that revenue and orders improve, including its ability to raise additional equity or debt financing; (2) unanticipated technical problems relating to Sorrento Networks' products; (3) Sorrento Networks' ability, or lack thereof, to make, market and sell optical networking products that meet with market approval and acceptance; (4) the greater financial, technical and other resources of Sorrento Networks' many, larger competitors in the marketplace for optical networking products; (5) changed market conditions, new business opportunities or other factors that might affect Sorrento Networks' decisions as to the best interests of its shareholders; and (6) other risks detailed from time to time in Sorrento Networks' reports filed with the U.S. Securities and Exchange Commission.


Sorrento Investor Contact
Joe Armstrong
(858) 450-4934
jarmstrong@sorrentonet.com


Sorrento Media Contact
Demetri Elias, Ph.D.
(858) 450-4938
delias@sorrentonet.com